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Exhibit 10.13

LIMITED EXCLUSIVE SUPPLY
AGREEMENT

        This Limited Exclusive Supply Agreement (the "Agreement") is entered into as of November 19, 2004 (the "Effective Date"), by and between SPY OPTIC, INC., a California corporation ("SPY"), and LEM S.R.L. an Italian limited partnership ("LEM"), with respect to the following facts:

        A.    SPY designs, markets and sells sunglasses, goggles and other products bearing the "SPY" trademarks.

        B.    The parties previously entered into that certain Limited Exclusive Supply Agreement, dated as of November 1, 2002 (the "Prior Agreement"), pursuant to which LEM manufactured sunglasses and goggles for SPY.

        C.    The parties desire to acknowledge the termination of the Prior Agreement.

        D.    SPY and LEM desire to enter into a new agreement, pursuant to which SPY will engage LEM to manufacture and supply certain products for SPY.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other valuable consideration, the parties agree as follows:

        1.    Term.    Unless earlier terminated in accordance with the provisions of Section 13 hereof, the term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate on October 31, 2006.

        2.    Exclusive Relationship.    Subject to the terms and conditions of this Agreement, during the Term (i) SPY shall purchase the styles of products set forth on Exhibit A attached hereto (the "Products") exclusively from LEM and (ii) LEM shall manufacture and supply the Products to SPY; provided, however, that SPY shall have the right, in its sole discretion, to add, delete or change products on the list of the Products at any time upon ninety (90) days written notice to LEM.

        3.    Supply of Products.

                a.    Purchase Orders.    SPY shall order the Products by issuing a purchase order in substantially the form set forth on Exhibit B attached hereto (a "Purchase Order") identifying, without limitation, the applicable Products to be manufactured, the units of Products ordered, scheduled shipment dates (the "Shipment Dates") and the port of destination. The terms of each Purchase Order shall be (i) consistent with the terms and conditions of this Agreement and (ii) binding upon LEM unless LEM rejects such Purchase Order (in its reasonable discretion) by delivering written notice to SPY expressly rejecting such Purchase Order within fifteen (15) days of the delivery of such Purchase Order by SPY to LEM. Each Purchase Order must be placed in accordance with the lead time restrictions set forth in Section 3(c) below.

                b.    Efforts.    All activities and services contemplated for performance by LEM pursuant to this Agreement shall be performed in a professional manner, consistent with the standard of skill and care exercised by the best professionals within LEM's industry on projects of comparable scope and complexity, and in conformance with the requirements of this Agreement.

                c.    Lead Times.    SPY shall provide LEM with a minimum order lead time for the delivery of the Products (i.e., the time between receipt of a Purchase Order by LEM and the scheduled Shipment Date) set forth in clauses (i), (ii) and (iii), as applicable, below. For those Purchase Orders in which SPY fails to provide such minimum lead time, LEM shall be obligated to accept such Purchase Order; provided, however, that LEM shall not be obligated to deliver the Products subject to such Purchase Order in the applicable time period but LEM shall use its commercially reasonable efforts to deliver the Products subject to such Purchase Order by the Shipment Date(s) requested by SPY in such Purchase Order.

                        i.    Sunglass Manufacturing Lead Times.    LEM shall manufacture sunglass products with the following lead times:

Purchase Order Date	Lead Time
From and after the date of this Agreement through January 1, 2005	60 Days
January 2, 2005 through July 1, 2005	45 Days
July 2, 2005 through October 31, 2006	30 Days

                        ii.    Motocross Goggle Manufacturing Lead Times.    LEM shall manufacture motocross goggle products with the following manufacturing lead times:

Purchase Order Date	Lead Time
From and after the date of this Agreement	60 Days or such other time as the parties mutually agree

                        iii.    Snow Goggle Manufacturing Lead Times.    LEM and SPY shall develop an annual schedule which is mutually acceptable to both parties in writing by December 15 of each year of the Term for the manufacture and supply of snow goggles by LEM to SPY in the following calendar year.

                d.    Late Shipments.

                        i.    LEM shall notify SPY promptly in writing in the event that the delivery of any Product under a Purchase Order will be delayed until after the scheduled Shipment Date.

                        ii.    In the event that LEM does not provide at least fifteen (15) days written notice to SPY that more than 10% of any Product will not be shipped by LEM in accordance with the Shipment Date set forth in a Purchase Order, SPY shall have the right to charge LEM with a penalty in an amount equal to 2% of the purchase price of the applicable Product(s) that were not shipped in accordance with such Shipment Date. SPY may deduct such penalty from any amounts owing by SPY to LEM.

                e.    Forecasts.    On or before the fifth day of each month during the Term, SPY shall provide to LEM a non-binding rolling forecast setting forth SPY's estimated purchase requirements for the following sixty day period as set forth on Exhibit C. In the event that (i) SPY does not provide such forecast to LEM by the fifth day of each month or (ii) such forecast sets forth estimated purchase requirements which are different (i.e., lesser or greater in amount) by more than 20% from SPY's actual purchase requirements as set forth in Purchase Orders for such respective periods with respect to any Products, SPY acknowledges and agrees that LEM may not be able to deliver such Products by the Shipment Date(s) requested by SPY in such Purchase Orders.

        4.    Terms of Supply; Credit Limit; Minimum Purchases.

                a.    Sunglasses/Motocross Goggles.    The following terms and conditions shall apply to the sunglasses and motocross goggles which are part of the Products:

                        i.    The purchase price of sunglasses and motocross goggles shall be as set forth in Exhibit D and shall be effective for all shipments of such sunglasses and motocross goggles with Shipment Dates prior to September 1, 2005. Prior to September 1, 2005, or as soon thereafter as possible, LEM and SPY shall mutually agree as to the prices that will be effective for such sunglasses and motocross goggles which have Shipment Dates after September 1, 2005.

                        ii.    At the time of each shipment of sunglasses and/or motocross goggles, LEM shall invoice SPY and SPY shall pay for all conforming sunglasses and/or motocross goggles within sixty

(60) days of the receipt of the product by SPY's freight forwarder that corresponds to such invoice, provided that the amounts owing by SPY to LEM at any time for such orders shall not exceed €800,000 (the "Credit Limit"). In the event that a shipment of sunglasses and/or motocross goggles would result in the amounts owing by SPY to LEM exceeding the Credit Limit, LEM shall have the right to withhold a portion of such shipment such that the amounts owing by SPY to LEM will not exceed the Credit Limit until such time as either (a) LEM and SPY shall have mutually agreed on payment terms with respect to such portion of the shipment or (b) the amounts owing by SPY to LEM have been reduced to an amount such that the shipping of the withheld portion of such shipment will not cause the amounts owing by SPY to LEM to exceed the Credit Limit.

                b.    Snow Goggles.    The following terms and conditions shall apply to the snow goggles which are part of the Products.

                        i.    The purchase price of snow goggles shall be as set forth in Exhibit E and shall be effective for all shipments of such snow goggles with Shipment Dates prior to November 1, 2005. Prior to November 1, 2005, or as soon thereafter as possible, LEM and SPY shall mutually agree as to the prices that will be effective for such snow goggles which have Shipment Dates after November 1, 2005.

                        ii.    Payments for snow goggles shall made as set forth in Exhibit E.

                c.    Minimum Purchase Requirements.    SPY agrees to purchase the monthly and annual minimum number of units of the various styles of the Products as set forth in Exhibit F (the "Minimum Purchase Requirements"). The parties hereby acknowledge and agree that SPY may purchase up to 10% less than the Minimum Purchase Requirements during the applicable periods and still be in compliance with its obligations regarding the Minimum Purchase Requirements.

                d.    Shipment and Freight.    LEM shall ship all Products ordered to SPY's facility or such other destination as designated either in the Purchase Order or subsequently in writing by SPY. Transportation arrangements shall be made by LEM, with the approval of SPY. LEM shall ship all Products freight and duty collect.

                e.    Delivery Terms.    The terms of delivery of the Products shall be F.O.B. LEM's factory. Risk of loss and damage to the Products shall pass to SPY upon shipment of such Products. SPY shall procure insurance, at its sole expense, for such Products during shipment.

        5.    Quality Control.    LEM shall use its best efforts to manufacture and supply the Products to SPY in accordance with the SPY quality control standards set forth in Exhibit G hereto (the "Specifications").

                a.    Product Inspections at LEM's Facilities.    SPY shall have the right to inspect any Products that have been manufactured by LEM prior to their shipment to SPY. Inspections may be performed by SPY on a weekly basis upon forty-eight (48) hours notice to LEM. LEM agrees to cooperate and provide SPY with adequate space in its facilities to perform effectively any and all inspections.

                b.    Product Inspections After Receipt by SPY.    If SPY discovers that a Product contains any damage, defect or is otherwise non-conforming, SPY may reject such Products by giving written notice to LEM and may:

                        i.    return the Products to LEM at LEM's sole expense;

                        ii.    return the Products to LEM at LEM's sole expense and require LEM to repair or replace such Products and redeliver conforming Products to SPY; or

                        iii.    repair the Products and charge LEM all costs and expenses associated with such repairs, provided that SPY (a) gives written notice to LEM of such estimated costs and expenses and (b) provides LEM with an opportunity within two (2) days of receipt of such notice to request that SPY return such Products as set forth in Section 5(b)(i).

        6.    Maintenance of Raw Material Inventory.

                a.    Minimum Inventory Level.    Subject to Section 6(b) below, LEM shall be solely responsible for the procurement and costs of all raw materials and components necessary for the manufacture of the Products. LEM shall maintain levels of the inventory of raw materials and components (i) sufficient to manufacture a minimum of 80,000 units of sunglasses which are part of the Products and (ii) consistent with the composition of inventory of raw materials and components necessary to fulfill the projections given by SPY to LEM on a monthly basis as provided in Section 3(e) above.

                b.    Excess Raw Material.    On or about August 31 of each year of the Term, LEM and SPY shall reconcile the inventory of raw materials and components. If SPY has discontinued or removed any Products for which a projection was provided pursuant to Section 3, and for which SPY did not issue Purchase Orders for such Products, SPY shall purchase the raw materials and components up to a maximum amount of no greater than 105% of Spy's purchase orders for such Products that cannot be used by LEM for other Products or otherwise. Costs of such raw materials and components shall be agreed upon between SPY and LEM in writing.

                c.    Inventory Deposit.    SPY shall provide LEM with an aggregate deposit (not to exceed €380,000 at any time) for the purchase of raw materials and components necessary for the manufacture of Products in accordance with the Inventory Deposit Schedule set forth below (the "Inventory Deposit").

Inventory Deposit Schedule
December 15, 2004	€ 50,000
January 15, 2005	€ 50,000
February 15, 2005	€ 50,000
March 15, 2005	€ 100,000
April 15, 2005	€ 130,000

                d.    Inventory Reporting.    LEM shall provide SPY with an inventory position report of raw materials and components on a monthly basis in a format to be agreed to by both LEM and SPY.

                e.    Insufficient Inventory Level; Return of Inventory Deposit.    If at any time LEM does not maintain sufficient levels of raw materials and components as provided herein, SPY shall notify LEM in writing of such deficiency, and LEM shall have thirty (30) days after the date of the written notice to increase the inventory level to the minimum levels required herein.

        7.    Other SPY Manufacturing Requirements.    LEM shall comply with the following additional SPY manufacturing requirements:

                a.    Retail Ready Packaging.    All units of the Products shipped by LEM after February 1, 2005 shall be packaged in accordance with the packaging requirements set forth in Exhibit H. Prior to January 1, 2005, SPY shall provide LEM with a printer and the necessary software to produce UPC labels in accordance with the requirements set forth in Exhibit H (the "Equipment"). The Equipment shall at all times remain titled in the name of, and owned by, SPY, and shall be deemed on loan to LEM. Upon termination of this Agreement, or as soon thereafter as possible, the Equipment shall be returned to SPY at LEM's expense.

                b.    Source of Components.    SPY shall have the right at any time during the Term to specify the third parties from whom LEM must purchase specific components for use in the Product, including, but not limited to, lenses and packaging as long as such components have a cost no greater than the current cost paid by LEM and in the event that such cost is greater SPY will reimburse LEM for such increase.

                c.    Subcontractors.    LEM shall not subcontract its obligations under this Agreement with respect to quality control, final assembly and/or final packaging processes, without the prior written consent of SPY, which consent shall not be withheld unreasonably. SPY shall have the right to inspect such subcontractor's facilities and financial condition prior to giving such consent.

        8.    Rebate.    LEM shall provide SPY with a volume rebate based on the purchases made during 2004. LEM agrees to issue a credit memo in the amount of € 230,037.11 Euros by December 31, 2004. If such credit memo is not issued SPY may debit the account of LEM in said amount. This credit will be deducted from payments to LEM in the following amounts and on the following dates:

January 15, 2005	€ 57,509.28
February 15, 2005	€ 57,509.28
March 15, 2005	€ 57,509.28
April 15, 2005	€ 57,509.27

        9.    Warranty; Indemnification.

                a.    LEM warrants to SPY that the Products, when shipped to SPY by LEM and for a period of one year following shipment of such Products to SPY, (i) will conform to the Specifications, as then in effect; (ii) will be produced in conformance with current good manufacturing practices; (iii) will be free of defects in materials and workmanship and (iv) will be conveyed with good title, free from any lawful security interest, lien or encumbrance.

                b.    LEM shall indemnify, defend and hold harmless SPY against any and all liabilities, losses, damages, costs and expenses, made against or sustained by SPY as a result of any third party claim arising from (i) any defect in materials or workmanship of any Products; (ii) LEM's failure to deliver products in accordance with LEM's warranties as provided in Section 9(a) above; (iii) LEM's gross negligence or willful misconduct in the performance of this Agreement or (iv) a breach of its representations, warranties or covenants in this Agreement.

                c.    SPY shall indemnify, defend and hold harmless LEM against any and all liabilities, losses, damages, costs and expenses,, made against or sustained by LEM as a result of any third party claim arising from SPY's gross negligence, infringement of patents, or willful misconduct in the performance of this Agreement.

        10.    Covenants.    During the Term, LEM covenants as follows:

                a.    Debt.    LEM will not at any time permit its debt to exceed € 3,000,000.

                b.    Merger, Consolidation, etc.    LEM will not consolidate with or merge with any other third party or convey, sell, transfer, license or lease substantially all of its assets in a single transaction or series of transactions to any third party.

                c.    Line of Business.    LEM will not engage in any business if, as a result, the general nature of the business in which LEM, taken as a whole, would then be engaged would be materially changed from the general nature of business in which LEM, taken as a whole, is engaged on the date of this Agreement.

                d.    Transactions with Affiliates.    LEM will not enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, license, sale or exchange of properties of any kind or the rendering of any service) with any affiliate, except in the ordinary course and pursuant to the reasonable requirements of LEM's business and upon fair and reasonable terms no less favorable to LEM than would be obtainable in a comparable arm's-length transaction with a third party not an affiliate.

                e.    Certain Other Covenants.    LEM will not, without the consent of SPY, take (or agree to take) any of the following actions:

                        i.    Form any subsidiary or merge with, acquire all or substantially all of the assets or stock of, or otherwise combine with or make any investment in, or loan or advance to, any third party or form any subsidiary.

                        ii.    Enter into any lending, borrowing or other commercial transaction with any of its employees, directors, affiliates or other third party related to LEM.

                        iii.    Make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to have a material adverse effect or engage in any business other than that presently engaged in or amend its charter or by-laws or other organizational documents.

        11.    No Supply of Products to Competitors.    LEM agrees that during the Term, it will not manufacture or supply sunglasses and/or goggles, or any of the components thereof, for any of SPY's competitors which are listed on Exhibit I hereto (the "Competitors") without the prior written consent of SPY, which consent may be withheld in SPY's sole discretion. In the event that LEM receives an inquiry or request from a Competitor for the manufacture or supply of sunglasses and/or goggles, or any of the components thereof, LEM shall immediately notify SPY in writing of such inquiry or request, as well as the identity of the Competitor. SPY shall notify LEM in writing whether it will consent to such manufacture or supply of sunglasses and/or goggles, or any of the components thereof, by LEM for such Competitor. Unless SPY consents in writing, LEM shall not manufacture any sunglasses and/or goggles, or any of the components thereof, for such Competitor.

        12.    Purchase Option.    LEM hereby grants to SPY an exclusive option (the "Option") to purchase all or substantially all of LEM's assets, business or equity securities pursuant to the terms and conditions set forth in Exhibit J. In the event that the Option is exercised, LEM and SPY shall agree to the terms of an acquisition agreement in a form reasonably satisfactory to both parties, which agreement shall contain, among other things, representations and warranties with respect to the condition of LEM's business and assets that are customary and standard.

        13.    Termination.    This Agreement shall terminate as provided herein and subject to the following terms and conditions.

                a.    Discretionary Termination.    Either party shall have the right to terminate this Agreement at any time and for any reason, by giving written notice to the other party of its election to terminate this Agreement pursuant to this Section 13(a), which notice shall specify an effective termination date which is at least six (6) months after the date of such notice.

                b.    Default.    If either party defaults or otherwise breaches any material provision of this Agreement, and (i) fails to cure such default or breach, including, but not limited to, payment by SPY to LEM in accordance with this Agreement, within ten (10) days after a written demand for performance by the non-defaulting party, or (ii) fails to commence action to cure such default or breach within ten (10) days after a written demand for performance by the non-defaulting party, and to diligently pursue such cure to completion thereafter, if such default or breach is not susceptible of being cured within ten (10) days, the non-defaulting party, in addition to any other rights it may have under applicable law, shall have the right, at its option, to immediately terminate this Agreement by giving written notice thereof to the defaulting party which shall specify the effective termination date.

                c.    Insolvency.    If a petition under any bankruptcy or insolvency law is filed by or against a party, or if either party suspends business or commits any act amounting to a business failure, the other party shall have the absolute right, at its option, to immediately terminate this Agreement by giving written notice thereof to the insolvent party which shall specify the effective termination date.

                d.    Effect of Termination.    Upon termination of this Agreement for any reason, the following provisions shall apply:

                        i.    In the event of a discretionary termination of this Agreement by SPY or LEM pursuant to Section 13(a) hereof, the following shall apply:

                                (1)    SPY shall pay amounts owing to LEM in accordance with the payment terms set forth in this Agreement.

                                (2)    For purchase orders submitted by SPY prior to the date of the termination notice (the "Termination Notice") issued by SPY to LEM, LEM shall manufacture and supply the Products which are the subject of such purchase orders in accordance with their terms, unless otherwise mutually agreed to by the parties.

                        ii.    LEM shall provide SPY, within thirty (30) days after the effective termination date, with an inventory of all of the Products in LEM's possession, including LEM's cost for such Products. SPY shall purchase from LEM (at LEM's actual cost) all Products that have been ordered pursuant to a Purchase Order prior to such termination date. All Products produced in excess of 105% of SPY's Purchaser Orders shall be destroyed by LEM, and LEM shall provide a certificate to SPY confirming that such destruction has occurred.

                        iii.    Notwithstanding any other provision to the contrary, in no event shall any notice of termination delivered by LEM to SPY hereunder (or any resulting termination of this Agreement) adversely affect SPY's right to exercise the Option, unless such termination is directly the result of SPY's failure to cure a default or breach relating to SPY's payments obligations under this Agreement.

        14.    Ownership of Intellectual Property.

                a.    License Grant.    To the extent that the Products or know-how, processes or information used by LEM in the performance of its obligations under this Agreement, or any other Confidential Information (as defined below), are or could be covered by patents, copyrights, trademarks, trade secrets or other intellectual property rights in any jurisidiction (collectively, the "Intellectual Property Rights"), SPY grants to LEM a limited, non-transferable, non-assignable, non-sublicensable, non-exclusive license under any such Intellectual Property Rights owned or sublicensable by SPY hereunder solely for (i) the Term of this Agreement and (ii) use by LEM in the performance of its obligations under this Agreement in favor of SPY.

                b.    Improvements.    To the extent that LEM or persons employed by LEM or under LEM's control, alone or with SPY, make any inventions or develop any ideas which are improvements to any Products or Intellectual Property Rights of SPY, LEM (i) agrees to disclose promptly such inventions and ideas (as well as any other Confidential Information) to SPY and (ii) hereby assigns, in partial consideration for the performance by SPY of its obligations hereunder, any and all such inventions and ideas (as well as any other Intellectual Property Rights) to SPY.

                c.    Registration of Rights.    SPY may register any patents, copyrights, trademarks or other intellectual property rights pertaining to any Products or Intellectual Property Rights of SPY (including, without limitation, processes used in the manufacture of the Products). LEM agrees that it will (i) promptly cooperate, as reasonably requested by SPY, in respect of any such registration and (ii) not make any such registration of its own in respect of any Products or Intellectual Property Rights of SPY (including, without limitation, processes used in the manufacture of the Products).

                d.    Limited Use.    During the Term of this Agreement, LEM agrees not to perform the manufacture of the Products or related products using any Intellectual Property Rights owned by or licensed to SPY for any other person or entity (other than SPY) without the prior written consent of SPY, which consent may be withheld in SPY's sole discretion.

        15.    Confidential Information; Return Of Proprietary Information.

                a.    Confidentiality.    "Confidential Information" refers to: (i) the business or technical information of SPY or LEM (including any information relating to product or service plans, designs, costs, product or service prices and names, finances, marketing plans, business plans, requests for proposals, proposals, business opportunities, security, personnel, research, development, know-how, proprietary information relating to the Products, and other information of a proprietary or confidential nature) and (ii) any information disclosed hereunder and designated by the disclosing party (a "Disclosing Party") as "confidential" or "proprietary" or which, if disclosed orally, is identified as confidential at the time of such disclosure and confirmed in a writing delivered to the receiving party (a "Recipient") within thirty (30) days of such disclosure; provided, however, that "Confidential Information" does not include information that: (a) is in or enters the public domain without breach of this Agreement by a Recipient; (b) a Recipient receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (c) a Recipient develops independently, which the Recipient can prove with written evidence. Notwithstanding any other provision herein to the contrary, the parties acknowledge and agree that the terms of this Agreement shall constitute Confidential Information.

                b.    Confidentiality Obligations.    Each party agrees to take all measures reasonably required in order to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures used to maintain the confidentiality of its own information of equal importance. It is understood and agreed that a Recipient may use and disclose Confidential Information received from a Disclosing Party solely for the purposes of exercising the Recipient's rights and performing its obligations under this Agreement. It is further understood and agreed that the parties may disclose the terms and conditions of this Agreement to their respective actual and potential investors, attorneys, financial advisors, accountants, collaborators, business partners, employees and contractors who are bound by written agreements with the Recipient to maintain the Confidential Information of the Disclosing Party in confidence or who are otherwise under obligations of confidentiality to the Recipient (collectively, the "Representatives"); provided, however, that the Recipient shall be liable for any unauthorized disclosure by such Representatives. The parties also may disclose Confidential Information of the other party in the course of prosecuting or defending litigation, complying with applicable governmental regulations or submitting information to tax or other governmental authorities, provided that if a party is required to make any such disclosure of another party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter party of such disclosure and will use diligent efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). Without limiting the foregoing sentence, the parties agree that either party may file this Agreement as an exhibit to a registration statement filed under the Securities Act of 1933, or a periodic report filed under the Securities Exchange Act of 1934, so long as the party so filing this Agreement exercises its reasonable efforts to seek confidential treatment regarding the financial terms of this Agreement.

                c.    Injunctive Relief.    The Recipient of Confidential Information acknowledges that Confidential Information includes trade secrets or confidential or proprietary information, the disclosure of which could cause substantial harm to the Disclosing Party that could not be remedied by the payment of damages alone. Accordingly, the parties agree that a Disclosing Party shall be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any breach of this Section 15.

                d.    Return of Confidential Information.    Upon the written request of the Disclosing Party, the Receiving Party shall promptly return all tangible items relating to Confidential Information of the Disclosing Party, including all written material, photographs, models, components and the like made available or supplied by the Disclosing Party to the Receiving Party, and all copies and derivatives thereof.

        16.    GENERAL PROVISIONS.

                a.    Relationship of the Parties.    The parties are independent contracting parties, and neither party shall be deemed to be the servant, employee or agent of the other party. Nothing in this Agreement shall be deemed to create the relationship of partners, principal, agent or joint ventures between the parties. Each party agrees that it has no right or authority to incur obligations of any kind in the name of or for the account of the other party nor to commit or bind the other party to any contract or other obligation, except as set out above. This Agreement is not for the benefit of any third party.

                b.    Severability.    If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                c.    No Waiver.    No express or implied waiver by any party of any provision of this Agreement or of any breach or default of the other party shall constitute a continuing waiver, and no waiver by any party shall prevent such party from enforcing any and all other provisions of this Agreement or from acting upon such other provisions or upon any other or subsequent breach or default by the other party.

                d.    Notices.    All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) three (3) business days after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (iii) five (5) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service or the official governmental postal service in Italy, as the case may be, and sent by registered or certified mail (or its equivalent in Italy), postage prepaid, addressed as follows:

If to SPY:	If to LEM:
2070 Las Palmas Drive	Via Roma 57
Carlsbad, California 92009	Daverio, Varese
U.S.A.	ITALY
Attention: Barry Buchholtz	Attention: Riccardo Polinelli
Fax: (760) 804-8442	Fax: 011-39-033-294-9085

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

                e.    Binding Effect, Benefits.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

                f.    Survival.    All terms and provisions of this Agreement intended to be observed and performed after the expiration or termination of this Agreement shall survive such expiration or termination, and shall continue thereafter in full force and effect.

                g.    Further Assurances.    Each party agrees to take such further action and to execute and deliver to the other party such additional assignments, agreements, powers and instruments as the other party may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the other party its rights, powers and remedies hereunder.

                h.    Amendments.    This Agreement may be amended or modified only by the written agreement of all of the parties hereto.

                i.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile. At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof, containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

                j.    Assignment.    This Agreement may not be assigned or transferred by either party without the prior written consent of SPY or LEM, as applicable, except in connection with the sale of the assets or capital stock of SPY.

                k.    Entire Agreement.    This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, whether written or oral, with respect thereto.

                l.    Applicable Law; Construction and Interpretation.    This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of California, U.S.A., excluding any laws regarding the conflict or choice of laws.

                m.    Jurisdiction.    LEM agrees that any legal action or proceeding with respect to this Agreement, or any action or proceeding to execute or otherwise enforce any judgment obtained against LEM or any of its properties, may be brought in the courts of State of California, U.S.A., provided always that suit also may be brought in the courts of any country or place where LEM or any of its assets may be found, and, by execution and delivery of this Agreement, LEM irrevocably submits to each such jurisdiction. LEM irrevocably waives any objection which it may now or hereafter have to the venue of any suit, action or proceeding, arising out of or relating in any manner to this Agreement, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPY OPTIC, INC., a California corporation		LEM S.R.L. an Italian limited partnership

By	/s/ BARRY BUCHHOLTZ Barry Buchholtz Chief Executive Officer	By	/s/ RICCARDO POLINELLI Riccarodo Polinelli President

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  Exhibit 10.13
LIMITED EXCLUSIVE SUPPLY AGREEMENT